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                                                                   EXHIBIT 10(v)


                          MALAN REALTY INVESTORS, INC.
                         30200 TELEGRAPH ROAD, SUITE 105
                       BINGHAM FARMS, MICHIGAN 48025-4503




                              EMPLOYMENT AGREEMENT



              AGREEMENT, commencing September 26, 2000, by and between Malan Realty Investors, Inc., a Michigan corporation (the "Company") and Jeffrey Lewis ("Executive").

                                    RECITALS


              In order to induce Executive to serve as the Chief Executive Officer of the Company, the Company desires to provide Executive with compensation and other benefits on the terms and conditions set forth in this Agreement.

              Executive is willing to accept such employment and perform services for the Company, on the terms and conditions hereinafter set forth.

              It is therefore hereby agreed by and between the parties as follows:

         1. Employment.

         1.1 Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive during the term hereof as its Chief Executive Officer. In his capacity as Chief Executive Officer of the Company, Executive shall report to the Company's Board of Directors (the "Board"), and shall have the customary powers, responsibilities and authorities of Chief Executive Officer of corporations of the size, type and nature of the Company, as it exists from time to time, and as are assigned by the Board.



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         1.2 Subject to the terms and conditions of this Agreement, Executive hereby accepts employment as the Chief Executive Officer of the Company commencing on the date hereof, and agrees to devote his full working time and efforts, to the best of his ability, experience and talent, to the performance of services, duties and responsibilities in connection therewith. Executive shall perform such duties and exercise such powers, commensurate with his position as the Chief Executive Officer of the Company, as the Board shall from time to time delegate to him on such terms and conditions and subject to such restrictions as such Board may reasonably from time to time impose. Executive also agrees to continue to serve, unless otherwise requested by the Board, as a member of the Board.

         1.3 Except as provided in Section 12, nothing in this Agreement shall preclude Executive from engaging, so long as, in the reasonable determination of the Board, such activities do not interfere with his duties and responsibilities hereunder, in charitable and community affairs, from managing any passive investment made by him in publicly traded equity securities or other property (provided that no such investment may exceed 1% of the equity of any entity, without the prior approval of the Board) or from serving, subject to the prior approval of the Board, as a member of boards of directors or as a trustee of any other corporation, association or entity.

         2. Term of Employment. Executive's term of employment under this Agreement shall commence on the date hereof and, subject to the terms hereof, shall terminate on the earlier of (i) the third anniversary of the date hereof (the "Termination Date") or (ii) the termination of Executive's employment pursuant to this Agreement (the period from the Effective Date until the termination of this Agreement shall be the "Term"). This agreement shall be renewed automatically for succeeding terms of one (1) year following the Termination Date (in which case both the Termination Date and the Term shall be extended one year on each renewal),








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unless either party gives written notice to the other at least ninety (90) days prior to the applicable Termination Date of its intention not to renew.

         3. Compensation.

         3.1 Salary. The Company shall pay Executive a base salary ("Base Salary") at the rate of $230,000 per annum during the Term. Base Salary shall be payable in accordance with the ordinary payroll practices of the Company. Any increase in Base Salary shall be in the sole discretion of the Board and, as so increased, shall constitute "Base Salary" hereunder.

         3.2 Annual Bonus. In addition to his Base Salary, Executive shall be eligible to receive an annual bonus (the "Bonus") during the Term with a target amount equal to 30% of Base Salary (the "Target Bonus") and a maximum amount equal to 50% of Base Salary, based on performance criteria determined by the Board in its sole discretion.

         3.3 Compensation Plans and Programs. Executive shall be eligible to participate in any compensation plan or program maintained by the Company and generally made available to other senior executives of the Company, on terms comparable to those applicable to such other senior executives.

         4. Employee Benefits.

         4.1 Employee Benefit Programs, Plans and Practices. The Company shall provide Executive during the Term with coverage under all employee pension and welfare benefit programs, plans and practices (commensurate with his position in the Company and to the extent permitted under any employee benefit plan) in accordance with the terms thereof, which the Company generally makes available to its senior executives.

         4.2 Vacation and Fringe Benefits. Executive shall be entitled to no less than twenty (20) business days paid vacation in each calendar year, which shall be taken at such times as are





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consistent with Executive's responsibilities hereunder. Unless otherwise approved by the Board, any vacation days not taken in any calendar year shall be forfeited without payment therefor. In addition, Executive shall be entitled to the perquisites and other fringe benefits generally made available to senior executives of the Company, commensurate with his position with the Company.

         5. Expenses. Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, including, without limitation, expenses for travel and similar items related to such duties and responsibilities. The Company will reimburse Executive for all such expenses upon presentation by Executive, from time to time, of accounts of such expenditures (appropriately itemized and approved consistent with the Company's policy).

         6. Termination of Employment.

         6.1 Termination Not for Cause or for Good Reason. (a) The Company may terminate Executive's employment at any time for any reason. If Executive's employment is terminated by the Company other than for Cause (as defined in Section 6.4 hereof) or as a result of Executive's death or Permanent Disability (as defined in Section 6.2 hereof), or if Executive terminates his employment for Good Reason (as defined in Section 6.1 (c) hereof) prior to the Termination Date, Executive shall receive such payments, if any, under applicable plans or programs, including but not limited to those referred to in Section 3.3 hereof, to which he is entitled pursuant to the terms of such plans or programs. In addition, Executive shall be entitled to receive an amount (the "Termination Amount") in lieu of any Bonus in respect of all or any portion of the fiscal year in which such termination occurs and any other cash compensation (other than the Vacation Payment and the Compensation Payment referred to below), which







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Termination Amount shall be payable in twelve (12) equal monthly installments at the beginning of each month following such termination of employment. The Termination Amount shall consist of an amount equal to the sum of (i) the greater of (A) the Base Salary which Executive would have received over the remaining Term, or (B) six (6) months of Base Salary, plus (ii) an amount equal to the product of (x) the number of full months remaining in the Term and (y) one-twelfth (1/12) of the Target Bonus. In addition, Executive shall be entitled to receive a cash lump sum payment in respect of accrued but unused vacation days (the "Vacation Payment") and to Base Salary earned but not yet paid (the "Compensation Payment"), and to continued coverage through the Termination Date under any employee medical plans in accordance with the respective terms thereof.

              (b) The Vacation Payment and the Compensation Payment shall be paid by the Company to Executive within 30 days after the termination of Executive's employment by check payable to the order of Executive or by wire transfer to an account specified by Executive.

              (c) For purposes of this Agreement, "Good Reason" shall mean any of the following (without Executive's express prior written consent):

              (i) Any material breach by the Company of this Agreement, including any material reduction by the Company of Executive's duties or responsibilities (except in connection with the termination of Executive's employment for Cause, as a result of Permanent Disability, as a result of Executive's death or by Executive other than for Good Reason); or

              (ii) A reduction by the Company in Executive's Base Salary.

         6.2 Permanent Disability. If during the Term, the Executive becomes totally and permanently disabled (as defined in the Company's Long-Term Disability Benefit Plan applicable to senior executive officers as in effect on the date hereof) ("Permanent Disability"),







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the Company or Executive may terminate Executive's employment on written notice thereof, and Executive shall receive or commence receiving, as soon as practicable:

              (i) amounts payable pursuant to the terms of a disability insurance policy or similar arrangement which the Company maintains during the term hereof;

              (ii) the Target Bonus in respect of the fiscal year in which his termination occurs, multiplied by a fraction, the numerator of which is the number of days of the fiscal year prior to termination and the denominator of which is 365;

              (iii) the Vacation Payment and the Compensation Payment; and

              (iv) such payments under applicable plans or programs, including but not limited to those referred to in Section 3.3 hereof, to which he is entitled pursuant to the terms of such plans or programs.

         6.3 Death. In the event of Executive's death during the Term, Executive's estate or designated beneficiaries shall receive or commence receiving, as soon as practicable:

              (i) the Target Bonus in respect of the fiscal year in which his death occurs, multiplied by a fraction, the numerator of which is the number of days of the fiscal year prior to his death and the denominator of which is 365;

              (ii) any death benefits provided under the employee benefit programs, plans and practices referred to in Section 4.1 hereof, in accordance with their terms;

              (iii) the Vacation Payment and the Compensation Payment; and

              (iv) such payments under applicable plans or programs, including but not limited to those referred to in Section 3.3 hereof, to which Executive's estate or designated beneficiaries are entitled pursuant to the terms of such plans or programs.


         6.4 Discharge for Cause; Voluntary Termination by Executive. (a) The Company shall have the right to terminate the employment of Executive for Cause. In the event that Executive's employment is terminated (i) by the Company for Cause, as hereinafter defined, or (ii) by Executive other than (A) for Good Reason or (B) as a result of the Executive's Permanent Disability or death, prior to the Termination Date, Executive shall only be entitled to receive the






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Compensation Payment and the Vacation Payment. Executive shall not be entitled, among other things, to the payment of any Bonus in respect of all or any portion of the fiscal year in which such termination occurs. After the termination of Executive's employment under this Section 6.4, the obligations of the Company under this Agreement to make any further payments, or provide any benefits specified herein, to Executive shall thereupon cease and terminate.

              (b) As used herein, the term "Cause" shall be limited to (i) willful malfeasance or willful misconduct by Executive in connection with his employment, (ii) continuing refusal by Executive to perform his duties hereunder or any lawful direction of the Board as required under Section 1.2, after notice of any such refusal to perform such duties or direction was given to Executive,
(iii) any breach of the provisions of Section 12 of this Agreement by Executive or any other material breach of this Agreement by Executive or (iv) the commission by Executive of (A) any felony or (B) a misdemeanor involving moral turpitude. Termination of Executive pursuant to this Section 6.4 shall be made by delivery to Executive of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the then members of the Board at a meeting of the Board called and held for the purpose (after 30 days prior written notice to Executive and reasonable opportunity for Executive to be heard before the Board prior to such vote), finding that in the reasonable judgment of the Board, Executive was guilty of conduct set forth in any of clauses (i) through (iv) above and specifying the particulars thereof.

         7. Mitigation of Damages. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise after the termination of his employment hereunder, and any amounts earned by Executive, whether from self-employment, as a common-law employee or otherwise, shall not reduce the amount of any Termination Amount otherwise payable to him.







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         8. Notices. All notices or communications hereunder shall be in writing, addressed as follows:


           To the Company:           Malan Realty Investors, Inc.
                                     30200 Telegraph Road
                                     Suite 105
                                     Bingham Farm, Michigan 48025
                                     Attn: Chairman of the Board of Directors

           with a copy to:           Milbank, Tweed, Hadley & McCloy LLP
                                     One Chase Manhattan Plaza
                                     New York, New York  10005
                                     Attn:  Mr. Roland Hlawaty



           To Executive:             Jeffrey Lewis
                                     9712 SW 188th Street
                                     Vashon, WA  98070

           with a copy to:



Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third business day after the actual date of mailing shall constitute the time at which notice was given.

         9. Separability; Legal Fees. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect. Each party shall bear the costs of any legal fees and other fees and expenses which may be incurred in respect of enforcing its respective rights under this Agreement.

         10. Assignment. This contract shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of the Company, but neither this







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Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or business(es) of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.

         11. Amendment. This Agreement may only be amended by written agreement of the parties hereto.

         12. Nondisclosure of Confidential Information; Non-Disparagement; Non-Competition.

              (a) Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information (as defined below) pertaining to the business of the Company or any of its affiliates, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information. For purposes of this
Section 12(a), "Confidential Information" shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the Company or its affiliates (the "Restricted Group") or customers, that, in any case, is not otherwise available to the public (other than by Executive's breach of the terms hereof).








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              (b) During the Term and for one (1) year thereafter, Executive agrees that, without the prior written consent of the Company, (A) he will not, directly or indirectly, either as principal, manager, agent, consultant, officer, director, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any business which is in competition with any business of the Restricted Group and
(B) he shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or offer employment to any person who has been employed by the Restricted Group at any time during the 12 months immediately preceding such solicitation, and (C) he shall not, on his own behalf or on behalf of any person, firm or company, solicit, call upon, or otherwise communicate in any way with any client, customer, prospective client or prospective customer of the Company or of any member of the Restricted Group for the purposes of causing or of attempting to cause any such person to purchase products sold or services rendered by the Company or by any member of the Restricted Group from any person other than the Company or any member of the Restricted Group (i.e. in competition with the Company or any member of the Restricted Group).

              (c) Executive agrees that he will not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement that is likely to have the effect of undermining or disparaging the reputation of the Company or any member of the Restricted Group, or their good will, products, or business opportunities, or that is likely to have the effect of undermining or disparaging the reputation of any officer, director, agent, representative or employee, past or present, of the Company or any member of the Restricted Group.

              (d) For purposes of this Section 12, a business shall be deemed to be in competition with the Restricted Group if it is principally involved in the purchase, sale or other dealing in any property or the rendering of any service purchased, sold, dealt in or rendered by









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the Restricted Group as a material part of the business of the Restricted Group within the same geographic area and of the same property type in which the Restricted Group effects such purchases, sales or dealings or renders such services. Nothing in this Section 12 shall be construed so as to preclude Executive from investing in any publicly or privately held company, provided Executive's beneficial ownership of any class of such company's securities does not exceed 1% of the outstanding securities of such class.

              (e) Executive and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenants contained in this Section 12 would irreparably injure the Company. Accordingly, Executive agrees that the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required by this Agreement and obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive.

         13. Beneficiaries; References. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal







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representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

         14. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. In particular, the provisions of Section 12 hereunder shall remain in effect as long as is necessary to give effect thereto.

         15. Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of Michigan, without reference to rules relating to conflicts of law.

         16. Withholding. The Company shall be entitled to withhold from payment any amount of withholding required by law.

         17. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

          Malan Realty Investors, Inc.


          By                                        Date:
              --------------------                         ---------------
          Name:    Paul Gray
          Title:   Chairman

                                                    Date:
          -----------------------                         ----------------
          Jeffrey Lewis





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